FOR IMMEDIATE RELEASE
For:  HUBCO, Inc.                                   Contact: Elise Palumbo
                                                             HUBCO, Inc.
                                                             (201) 236-2290



                      HUBCO, INC. SHAREHOLDERS APPROVE NAME
                         CHANGE TO HUDSON UNITED BANCORP



                  $7.0 Billion Tristate Bank Holding Company to
                     List Shares On New York Stock Exchange




Mahwah, N.J., April 21, 1999 - HUBCO, Inc. (NASDAQ: HUBC), a $7.0 billion tristate bank holding company, today announced that shareholders have approved an amendment to the Company's Certificate of Incorporation to change its name to Hudson United Bancorp. The name change reflects the recent consolidation of HUBCO's three banking subsidiaries - Hudson United Bank, Bank of the Hudson and Lafayette American Bank - into a single network operating under the name Hudson United Bank.

         Also today, the company announced that it will list its shares on the New York Stock Exchange (NYSE) beginning Monday, May 3, 1999. The shares will be traded under the symbol "HU".

         "We are pleased to list our shares on the New York Stock Exchange," said Kenneth T. Neilson, Chairman, President and Chief Executive Officer of Hudson United Bancorp. "As the world's most visible, liquid and accessible equity marketplace, the NYSE represents critical support to our ongoing efforts to generate optimal shareholder value. We look forward to a prosperous relationship for many years to come."

Note to Editors: Hudson United Bancorp is a $7.0 billion, multi-state bank holding company with 166 offices operating throughout the tristate area under the name Hudson United Bank. The company's banking subsidiaries offer a full array of innovative products and services to retail and commercial markets, including imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments, insurance products, private label credit programs, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans and SBA loans.